Secretary of State Corporations Division 315 West Tower #2 Martin Luther King, Jr., Dr. Atlanta, Georgia 30334-1530	DOCKET NUMBER: CONTROL NUMBER: EFFECTIVE DATE: REFERENCE: PRINT DATE: FORM NUMBER:	002310840 0028186 08/18/2000 0048 08/18/2000 411

DINUR & ASSOCIATES, PC.
CHARLES V. O'BOYLE, JR.
990 HAMMOND DR. SUITE. 760
ATLANTA, GA 30328

CERTIFICATE OF MERGER

I, Cathy Cox, the Secretary of State and the Corporations Commissioner of the State of Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of the said filing.

Surviving Entity:
NBOG BANCORPORATION, INC.

Nonsurviving Entity/Entities:
GSB LLC, A GEORGIA LIMITED LIABILITY COMPANY

SEAL	/S/ Cathy Cox Cathy Cox Secretary of State

CERTIFICATE OF MERGER

1. The name of the merging organization is GSB LLC, a Georgia limited liability company ("GSB"), and the name of the surviving organization is NBOG BANCORPORATION, INC., a Georgia business corporation (the "Surviving Corporation").

2. There are no amendments to the Articles of Incorporation of the Surviving Corporation.

3. The effective date of the merger shall be the filing date of this Certificate of Merger.

4. The executed Agreement and Plan of Merger between GSB and the Surviving Corporation (the "Merger Agreement") is on file at the Surviving Corporation's principal place of business, located at 1294 West Ridge Road, Suite E, Gainesville, Georgia 30501.

5. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any member of GSB or shareholder of the Surviving Corporation.

6. The Merger Agreement has been duly authorized and approved by the Members of GSB and the Board of Directors of the Surviving Corporation, in accordance with O.C.G.A. Sections 14-11-903 and 14-2-1103. The approval of the shareholders of the Surviving Corporation was not required.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed this 10th day of August, 2000.

NBOG BANCORPORATION, INC.

By: /S/ Gary H. Anderson
Gary H. Anderson
President